Exhibit 10.1

April 30, 2024

Dear Anant:

This letter (this “Letter”) memorializes the terms of the termination of your employment with American Equity Investment Life Holding Company (the “Company”) and its subsidiaries, effective as of and subject to the occurrence of the closing (the “Closing”) of the merger contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 4, 2023, among the Company, Brookfield Reinsurance Ltd. (“Parent”), Arches Merger Sub Inc., and, solely for the limited purposes set forth in the Merger Agreement, Brookfield Asset Management Ltd.  Capitalized terms used but not defined in this Letter shall have the meanings ascribed to such terms in the Merger Agreement.

1.            Termination of Employment. Your employment with the Company and its subsidiaries will terminate effective as of and subject to the occurrence of the Closing. Such termination of your employment will constitute a termination by the Company other than for Cause or by you for Good Reason for purposes of your (i) Change in Control Agreement with the Company (the “CIC Agreement”) and (ii) the award agreement (the “2024 Company RSUs Award Agreement”), dated as of February 29, 2024, in respect of the 99,028 Company RSUs granted to you on such date (the “2024 Company RSUs”).

2.            Severance Benefits. Accordingly, you shall receive the following payments and benefits under Section 4 of the CIC Agreement:

(a)            A cash lump sum of $3,000,000, representing three times your annual base salary as in effect immediately prior to the Merger ($1,000,000), payable within five days of the Closing;

(b)            A cash lump sum of $6,000,000, representing three times your target annual cash bonus as in effect immediately prior to the Merger ($2,000,000 or 200% of your annual base salary), payable within five days of the Closing;

(c)            A cash lump sum equal to $1,344,262, representing the annual bonus that you would receive for 2024, pro-rated by multiplying such bonus amount by the fraction obtained by dividing the number of days in 2024 through the Closing Date by 365, based on actual performance, payable at the same time bonuses are paid to other Company executives (but no later than March 15, 2025); and

(d)            Continued health insurance, dental insurance and life insurance benefits for three years following the Closing Date for you and your family at least equal to what would have been provided under the plans, programs, practices and policies of the Company as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Closing Date; provided, however, that if you become re-employed with another employer and are eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits provided under the CIC Agreement will be secondary to those provided under such other plan during such applicable period of eligibility.

3.            Company Awards. You shall receive payment of the 2024 Company RSUs in cash in accordance with Section 11(a) of the 2024 Company RSUs Award Agreement. Your other outstanding Company Awards are set forth on Exhibit A hereto and shall be treated in accordance with Section 3.3(a)-(d) of the Merger Agreement, as described further below. Pursuant to the Merger Agreement, all cash amounts payable in respect of your Company Options, Company RSUs (other than the 2024 Company RSUs), Company PSUs and Company Restricted Stock shall be paid, less applicable withholdings, by the Surviving Company or any of its Subsidiaries through their payroll systems as promptly as reasonably practicable after the Effective Time, but in no event later than the second regularly scheduled payroll date following the Effective Time.

(a)            Company Options. Each outstanding and unexercised Company Option will be canceled and converted into the right to receive a cash payment, without interest, equal to the product of (i) the number of shares of Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of $55 over the exercise price per share of such Company Option.

(b)            Company RSUs. Each outstanding Company RSU, other than the 2024 Company RSUs, will be canceled and converted into the right to receive a cash payment, without interest, equal to the product of (i) the number of shares of Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) $55.

(c)            Company PSUs. Each outstanding Company PSU will be canceled and converted into the right to receive a cash payment, without interest, equal to the product of:

 (i)            Other than the VWAP PSUs: (x) the number of shares of Common Stock subject to such Company PSU immediately prior to the Effective Time based on performance at (i) for Company PSUs granted in 2022, 200% of target and (ii) for Company PSUs granted in 2023, 100% of target (which, in each case, represents the greater of target and actual performance as reasonably determined by the Compensation and Talent Management Committee of the Company Board immediately prior to the Effective Time) and (y) $55.

 (ii)            VWAP PSUs: (x) the number of shares of Common Stock subject to such Company PSU immediately prior to the Effective Time based on attainment of performance goals based on $55 and (y) $55. Because each of Tranche A (having a VWAP Objective of $45), Tranche B (having a VWAP Objective of $50) and Tranche C (having a VWAP Objective of $55) of the VWAP PSUs has previously attained the corresponding stock price milestone, no Tranche of the VWAP PSUs shall performance-vest in accordance with the Merger Agreement at the Effective Time. For the avoidance of doubt, the time-based vesting requirements with respect to the Company Restricted Stock issued upon settlement of the VWAP PSUs will lapse at the Effective Time, and such Company Restricted Stock will be paid to you as described in Section 3(d) of this Letter.

(d)            Company Restricted Stock. Each Company Restricted Stock award (including, for the avoidance of doubt, any outstanding Company Restricted Stock previously issued upon settlement of the VWAP PSUs) will have any restrictions thereon lapse and be converted into the right to receive a cash payment, without interest, equal to the product of (i) the number of shares of Company Restricted Stock subject to such award immediately prior to the Effective Time and (ii) $55.

4.            Transaction Incentive. The Transaction Incentive in an amount equal to $13,040,000 awarded to you by the Compensation and Talent Management Committee of the Company Board, $12,000,000 of which is intended to represent the amount that would have vested and been payable upon satisfaction of the VWAP Objective applicable to Tranche D of the VWAP PSUs, shall be paid to you in a cash lump sum on or within 30 days following the Closing. By accepting this Letter, you acknowledge and agree that payment of the Transaction Incentive will be in full satisfaction of any and all rights under Tranche D of the VWAP PSUs.

5.            280G Gross-up. You shall remain eligible to receive a 280G Gross-Up in accordance with the terms of that certain letter agreement, dated as of or around the date hereof, between you and the Company.

6.            Company ESOP; Deferred Long-Term Incentive Cash Plan. Your account balances under each of the Company ESOP and the Company’s Deferred Long-Term Incentive Cash Plan shall be treated in accordance with the terms thereof.

7.            Restrictive Covenants. The Company, on behalf of itself, its subsidiaries and affiliates, acknowledges that, as of and following the Closing, the restrictive covenants under the CIC Agreement or any other Company Plan (including, without limitation, any award agreement in respect of any Company Award) (“Prior Restrictive Covenants”) shall not apply. This Section 7 of this Letter supersedes any Prior Restrictive Covenants, which are hereby terminated and cancelled. For the avoidance of doubt, the Advisory Agreement, dated as of July 4, 2023, between you and Parent, including the restrictive covenants contained therein, will remain in full force and effect in accordance with its terms.

8.            Withholding. The Company will have the right to deduct from all benefits and/or payments made under this Letter to you any and all taxes required by law to be paid or withheld with respect to such benefits or payments.

9.            Amendment. This Letter may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

10.          General Provisions. Sections 13, 14 15 and 21 of the CIC Agreement are incorporated by reference herein, mutatis mutandis.

11.          Miscellaneous. If the Closing does not occur for any reason, then this Letter shall be null and void ab initio.

Thank you for your service to the Company and its subsidiaries.

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Sincerely,

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ Kate Etinger
Name: Kate Etinger
Title: Executive Vice President and Chief People Officer

Accepted and Agreed:

/s/ Anant Bhalla
ANANT BHALLA

Date: April 30, 2024

[Signature page to CEO Separation Letter]

Exhibit A

Outstanding Company Awards (other than 2024 Company RSUs)

Grant Date	Award Type	Number		Exercise Price (if applicable)
1/27/2020	Company Options	50,000		$26.70
1/4/2021	Company Options	43,524		$26.72
2/25/2021	Company Options	32,082		$27.40
2/23/2022	Company RSUs	24,410
2/23/2022	Company PSUs	67,128	*
11/29/2022	Company Restricted Stock	166,667
11/29/2022	Tranche D of the VWAP PSUs	100,000
1/2/2023	Company Restricted Stock	166,666
1/2/2023	Tranche D of the VWAP PSUs	100,000
2/23/2023	Company RSUs	17,675
2/23/2023	Company PSUs	72,909	**

* Amount reflects 100% of target. Settling at 200% of target (134,256 Company PSUs) based on performance.

** Settling at 100% of target based on performance.